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                                                                   Exhibit 10.32

                          UNQUALIFIED RELEASE AGREEMENT

Agreement made this 2nd day of November, 2000, by and between Lisa Stanley, an individual, on behalf of herself, her heirs, and anyone else who has or obtains legal rights through her (hereafter referred to as "I", "me" or "Releasor") and RIVER HILLS WILSONS, INC., a Minnesota corporation, and any organization related to RIVER HILLS WILSONS, INC. in the past or present. In exchange for my Promises, as set forth below, Wilsons has promised to do the following things for, and past or present officers, directors, employees (with the exception of Releasor), shareholders, committees, insurers, agents, successors and assigns of River Hills Wilsons, Inc. or any past or present related organization or entity (hereafter referred to as "Wilsons").

DEFINITIONS. All the words in this Unqualified Release Agreement ("Release") have their meaning in ordinary English.

PAYMENTS AND PROMISES me:

1. Keep me on the payroll through February 3, 2001, paying me my regular base pay ($10,192.31 bi-weekly, less all applicable deductions, including deductions for any insured benefits, 401(k) contributions and any other applicable deductions). Until February 3, 2001, I shall be entitled to all fringe benefits afforded regular Wilsons officers, such as employee discount privileges, participation in Wilsons' employee stock purchase plan and continued coverage through its group medical, dental, disability and life insurance plans. I will be a consultant to Wilsons during this period, and Wilsons agrees to reimburse me for any necessary and proper expenses I incur in carrying out the consulting duties requested of me. Wilsons' records will reflect that my separation from employment, effective February 5, 2001, was voluntary.

2. Pay me a lump sum equal to the amount of Two Hundred Thirty-five Thousand Dollars ($235,000.00) less applicable Federal and State deductions, which net amount shall be paid on January 5, 2001, provided no notice of revocation or rescission is received. I agree that I will assume all responsibility for and costs of my relocation and moving of my household goods.

3. Pay me the amount of Six Thousand Three Hundred Three and 70/100 Dollars ($6,303.70) toward my payment of COBRA premiums for March 2001 through December 2001, for the medical and dental benefits for which I am currently enrolled, provided I properly elect COBRA coverage, which amount will be paid on January 5, 2001.

4. Pay me the amount equal to what I would have received as a bonus for calendar year 2000 under the Wilsons Executive and Key Management Incentive Plan (the "Incentive Plan") at the 100% targeted bonus level (for which bonus I am no longer eligible but which Wilsons will pay as part of the consideration for this Release),
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     which would be a gross amount of $68,900, less applicable Federal and State taxes and FICA, such net amount payable on January 5, 2001.

5. Arrange for all issued and outstanding stock options (i.e., the unvested portion of the 36,000 options granted on January 13, 1999, at an exercise price of $7.4167) to fully vest as of my termination date, February 5, 2001, and allow me until June 30, 2002, (rather than the usual 90 days after termination) to exercise any or all of those options. Wilsons shall take all necessary and appropriate action (e.g., Board of Directors and/or Compensation Committee approval) to effectuate the terms of this provision.

6. Pay into my 401(k) account the amount of the profit-sharing contribution for which I would have been eligible for the 2000 calendar year, which contribution amount cannot be estimated at this time but which shall be consistent with the payout to other eligible participants and in accordance with the Wilsons 401(k) Plan.

7. Provide me with executive level outplacement services, through Right & Associates, for up to twelve (12) months after my termination date. In the event I relocate to a state in which Right & Associates or an affiliate is not available, Wilsons shall provide comparable executive level outplacement services through another agency selected by Wilsons, through the end of said twelve-month period.

8. In the event I die before any payment of money required under this Release is fully paid to me, Wilsons shall pay each sum or the balance thereof to my estate.

PAYMENTS CONTINGENT ON RELEASE. I understand and agree that I would not receive the Payments and Promises set forth above as item numbers 1, 2, 3, 4, 5, 6, 7 and/or 8, except for my execution of this Release and the fulfillment of my Promises as set forth herein.

RELEASOR'S CLAIMS. The claims I am releasing below include all rights to any relief of any kind to date, including but not limited to:

1. all claims I now have against Wilsons, whether or not now known;

2. all claims I have against Wilsons for alleged discrimination against me under any federal, state or local law, including for example Title VII of the Civil Rights Act of 1964, as amended ("Title VII"), the Age Discrimination in Employment Act ("ADEA"), the Fair Labor Standards Act ("FLSA"), the Americans with Disabilities Act ("ADA") or the Minnesota Human Rights Act ("MHRA");

3. all claims arising out of the hiring process used by Wilsons or arising out of my termination, including but not limited to, any alleged breach of contract, defamation or intentional infliction of emotional distress;

4. all claims for attorneys' fees; and
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5. all claims for any other alleged unlawful employment practices arising out of or relating to my employment or the termination of my employment.

MY PROMISES. In exchange for receiving the payments and other consideration set forth in this Release, I hereby promise to fully and finally release, give up and otherwise relinquish all my claims against Wilsons, including but not limited to claims under Title VII, ADEA, FLSA, ADA and MHRA I will not bring any lawsuits or make any other demands against Wilsons except if necessary to enforce the provisions of this Release. The payments and other consideration I will receive as set forth in this Release is full and fair payment for the release of all my claims. Wilsons does not owe me anything in addition to what I will receive under this Release. I further promise that I must continue to meet the reporting requirements for an officer of a publicly held company, and comply with all applicable laws and regulations and company policy with regard to my officer status, through my termination date of February 5, 2001.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. I acknowledge that Wilsons' position is that even though it has paid me to release my claims, Wilsons does not admit that it is responsible or legally obligated to me and, in fact, Wilsons denies any wrongdoing or legal obligation to me. Wilsons acknowledges that I have been covered under Wilsons' Directors and Officers Liability insurance coverage, and nothing in this Release shall be deemed a waiver of my rights to indemnification under the terms of such insurance coverage.

CONFIDENTIALITY. I agree not to disclose any information regarding the existence or substance of this Release or the payments and other consideration given in exchange for the Release except to my immediate family, financial advisor, attorney, physician or therapist with whom I may choose to consult regarding my consideration of this Release, or as otherwise required by law. It shall be a condition of any disclosure to any such individuals that they also maintain the confidentiality of the Release.

RIGHTS TO CONSIDER, REVOKE AND RESCIND. I understand that I have twenty-one (21) days to consider my release of rights and claims of age discrimination under the ADEA, beginning the date on which I receive this Release. If I sign this Release, I understand that I am entitled to revoke my release of rights or claims of age discrimination under the ADEA within seven (7) days of executing it, and it shall not become legally binding or enforceable until the seven-day period has expired.

I further understand that, pursuant to Minnesota law as set forth below, I may rescind this Agreement for a period of fifteen (15) days following the date of this Agreement. Any revocation within this period must be submitted in writing to Corrine G. Lapinsky, Director of Legal Services, Wilsons The Leather Experts, 7401 Boone Avenue No., Brooklyn Park, Minnesota 55428, and the revocation must state, " I hereby revoke my acceptance of the Unqualified Release Agreement." The revocation must be either personally delivered or mailed and postmarked within fifteen (15) days of execution of the Unqualified Release Agreement. This Unqualified Release Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday,
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Sunday or legal holiday in Minnesota, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

RELEASOR IS SPECIFICALLY ADVISED PURSUANT TO MINNESOTA STATUTES SECTION 363.031 THAT RELEASOR HAS THE RIGHT TO RESCIND THIS AGREEMENT WITHIN FIFTEEN (15) CALENDAR DAYS OF ITS EXECUTION. TO BE EFFECTIVE, THE RESCISSION MUST BE IN WRITING AND DELIVERED TO WILSONS EITHER BY HAND DELIVERY OR BY MAIL, PROPERLY ADDRESSED TO CORRINE G. LAPINSKY AT THE ADDRESS GIVEN ABOVE AND SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, WITHIN SAID FIFTEEN (15) DAY PERIOD.

RIGHTS TO COUNSEL AND CONSIDER. I understand that I am advised by Wilsons to consult an attorney prior to signing this Release. I have read this Release carefully and understand all of its terms. I have had the opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Wilsons, its agents or its attorneys, other than Wilsons' promises as set forth in this Release.

                  (Remainder of Page Intentionally Left Blank)
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IN WITNESS WHEREOF, the parties have signed this Release on this 2nd day of
November 2000.

LISA STANLEY (on behalf of herself, her heirs, successors and assigns)

/s/ Lisa Stanley                                    11-2-00
----------------------------------                  --------------------------
Lisa Stanley                                        Date



STATE OF MINNESOTA                  )
                                    ) ss.
COUNTY OF HENNEPIN                  )

On this 2nd day of November, 2001, personally appeared before me, a Notary Public within and for said County, Lisa Stanley, known to be the person described in and who executed the foregoing Unqualified Release Agreement and who acknowledged such execution to be her free act and deed for the purposes therein expressed.

(Stamped or Sealed)                           /s/ Arlene Zamora
                                              ----------------------------------
                                              Notary Public

RIVER HILLS WILSONS, INC. (on behalf of itself, its parent, subsidiary and affiliated corporations, concerns, successors and assigns)

By: /s/ Betty Goff
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        Betty Goff
        Vice President, Human Resources



STATE OF MINNESOTA                  )
                                    ) ss.
COUNTY OF HENNEPIN                  )

On this 3rd day of November, 2001, personally appeared before me, a Notary Public within and for said County, Betty Goff, Vice President Human Resources, of River Hills Wilsons, Inc., known to be the person described in and who executed the foregoing Unqualified Release Agreement and who acknowledged that she executed the same as her free act and deed for the purposes therein expressed.

(Stamped or Sealed)                           /s/ Katherine G. Wodtke
                                              ----------------------------------
                                              Notary Public